Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 MEF of our report dated March 31, 2023 relating to the financial statements of Vaccinex, Inc. (“the Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, incorporated by reference in Registration Statement on Form S-1 No. 333-274520. We also consent to the reference to us under the heading “Experts” in Registration Statement on Form S-1 No. 333-274520.

/s/ Deloitte & Touche LLP

Rochester, New York

September 28, 2023